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                                                                                       SWISS BANK CORPORATION
             [LOGO]                                                                    2 Finsbury Avenue
                                                                                       London EC2M 2PP
                                                                                       Telephone: 0717-860 1090
                                                                                       Telex: 920301
                                                                                       Facsimile: 0171-860 0901 (Corporate
                                                                                       Finance)
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21  March 1997

    To: The Offer Committees of the Boards of Directors
      NYNEX CableComms Group PLC and NYNEX CableComms Group Inc.
      The Tolworth Tower
      Ewell Road
      Surbiton
      Surrey KT6 7ED
      United Kingdom

    Members of the Offer Committees:

    OFFERS BY CABLE & WIRELESS COMMUNICATIONS PLC ("CWC" OR THE "OFFEROR") FOR UNITS OF NYNEX CABLECOMMS GROUP PLC AND NYNEX CABLECOMMS GROUP INC. ("NYNEX CABLECOMMS")

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders, other than NYNEX Corporation ("NYNEX Corporation") (the "Public Shareholders") of the issued and outstanding
(a) Ordinary Shares, par value 10p per share, of NYNEX CableComms Group PLC, (b) shares of Common Stock, par value $0.01 per share, of NYNEX CableComms Group Inc., (c) the Units of NYNEX CableComms, consisting of one Ordinary Share of NYNEX CableComms Group PLC and one share of Common Stock of NYNEX CableComms Group Inc. and (d) the American Depositary Shares ("ADSs") evidenced by American Depositary Receipts, each representing ten Units, of NYNEX CableComms (together, the "Shares"), of the consideration to be received by the Public Shareholders under the offers (the "Offers") by CWC to purchase all the Shares held by the Public Shareholders pursuant to the restated transaction agreement dated 22 October 1996 between Cable & Wireless plc ("C&W"), Bell Canada International Inc. ("BCI") and NYNEX Corporation (the "Transaction Agreement"). The Offers are of (1) 0.330714 CWC Ordinary Shares of 50p each for each Ordinary Share of NYNEX CableComms Group PLC held (including those comprised in Units or represented by ADSs) and, (2) 0.036746 CWC Ordinary Shares for each share of Common Stock of NYNEX CableComms Group Inc. held (including those comprised in Units or represented by ADSs). The consideration offered under the Offers is equivalent to 0.36746 CWC Ordinary Shares per Unit and 3.6746 CWC Ordinary Shares per ADS.

    In arriving at our opinion, we have reviewed and analysed, among other things, the following: (i) the Transaction Agreement, including the exhibits and the disclosure schedules thereto; (ii) CWC's Registration Statement on Form F-4, including the exhibits and schedules thereto and the Offers to Purchase/ Prospectus dated 21 March 1997 included therein; (iii) NYNEX CableComms' Solicitation/Recommendation Statement on Schedule 14D-9 in which this letter is reproduced; (iv) certain publicly available information concerning NYNEX CableComms, including the Annual Reports on Forms 10-K of NYNEX CableComms for each of the years ended 31 December 1995 and 1996, and the Quarterly Reports of NYNEX CableComms for the three months ended 31 March 1996, 30 June 1996 and 30 September 1996, and the form of Proxy Statement of NYNEX CableComms presented to the Board of Directors on 21

Swiss Bank Corporation is registered in England & Wales under branch registration number BR000326
(A public company limited by shares, incorporated in Switzerland whose registered office is at Aeschenvorstadt 1, 4051, Basel)
Regulated in the U.K. by The Securities and Futures Authority. A member of the London Stock Exchange.
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March 1997; (v) certain publicly available information concerning Mercury
Communications Limited ("Mercury"), Bell Cablemedia plc ("BCM") and Videotron Holdings Plc ("Videotron"), (vi) certain other information, primarily financial in nature, including certain projections, concerning the business and operations of NYNEX CableComms, CWC, Mercury, BCM and Videotron furnished to us by those companies, (vii) certain publicly available information concerning the trading of, and the trading market for, the Units and ADSs of NYNEX CableComms and the ADSs of BCM; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to NYNEX CableComms, Mercury, BCM and/or Videotron, and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of and certain advisers to NYNEX CableComms, NYNEX Corporation, CWC, Mercury, C&W, BCM and Videotron, to discuss the foregoing and such other matters as we considered relevant to our inquiries. We have also considered such other public information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant. We have, subject to the above, relied upon and assumed the accuracy of, completeness and fairness of all the financial and other information that was available from public sources, that was provided to SBC Warburg by NYNEX CableComms, NYNEX Corporation, CWC, Mercury, BCM and Videotron and their respective representatives, or which was otherwise received by SBC Warburg, and have taken into account your commercial assessments. With respect to the financial projections supplied to SBC Warburg, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of the Companies, CWC, Mercury, BCM and Videotron as to the respective future operating and financial performance of the Companies, CWC, Mercury, BCM and Videotron.

    In rendering our opinion we have not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets (including properties or facilities) or liabilities of NYNEX CableComms, Mercury, BCM or Videotron as shown in the published accounts of those companies. We are not authorised to, and we did not, solicit alternative prospective purchasers of all or part of NYNEX CableComms.

    Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion does not address CWC's underlying business decision with respect to the Offers. Our opinion is delivered for your use and consideration, and does not constitute a recommendation to any Public Shareholder as to whether to retain their Shares or to accept the Offers.

    Our opinion as expressed below does not imply any indication as to the likely trading range for the ordinary share capital of CWC following the consummation of the Offers, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

    As you are aware, we are acting as adviser to you in connection with the Offers under Rule 3 of the City Code on Takeovers and Mergers and will receive fees from NYNEX CableComms for our services, including the rendering of this opinion. In addition, in the ordinary course of business members of the Swiss Bank Corporation group may, subject to the Rules of the United Kingdom Code on Takeovers and Mergers, actively trade, make a market or act as principal in transactions relating to the securities (or related options, warrants, or rights to, or interests in, such securities) of NYNEX CableComms, NYNEX Corporation, C&W, CWC, BCI, and BCM for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

    This letter, and our opinion expressed herein, is not to be quoted, summarised or referred to, in whole or in part without our prior written consent. Notwithstanding the foregoing, this opinion may be included
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or referred to in any solicitation/recommendation statement sent to the Public
Shareholders of NYNEX CableComms with respect to the Offers.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that as at the date hereof the consideration to be received by the Public Shareholders in connection with the Offers is fair, from a financial point of view, to the Public Shareholders.

Yours faithfully
for and on behalf of SBC Warburg
a division of Swiss Bank Corporation

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            /s/ ADRIAN J. HAXBY                           /s/ AIDAN C.B. CLEGG
           ---------------------                         ---------------------
              Adrian J. Haxby                               Aidan C.B. Clegg
             EXECUTIVE DIRECTOR                            ASSOCIATE DIRECTOR
             CORPORATE FINANCE                             CORPORATE FINANCE
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